NEWS RELEASE for May 15, 2019

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended March 31, 2019 and Announces Refinancing of its Senior Credit Facility with PNC Bank, National Association

HILLSIDE, NEW JERSEY (May 15, 2019) - Integrated BioPharma, Inc. (OTC BB: INBP) (the “Company” or “INBP”) reported financial results today for the three and nine-month periods ended March 31, 2019 and the refinancing of our Senior Credit Facility.

Revenues for the quarter ended March 31, 2019 were $14.1 million compared to $10.6 million for the quarter ended March 31, 2018, an increase of $3.5 million or 33.2%. The Company had operating income for the quarter ended March 31, 2019 of $1.2 million compared to operating income of $0.7 million for the quarter ended March 31, 2018.

Revenues for the nine-month period ended March 31, 2019 were $36.4 million compared to $31.1 million for the nine month period ended March 31, 2018, an increase of $5.2 million or 16.9%. The Company had operating income for the nine months ended March 31, 2019 of $2.1 million compared to operating income of $1.1 million for the nine months ended March 31, 2018.

For the quarter ended March 31, 2019, the Company had net income of $0.9 million or $0.03 per common share, compared with net income of $0.4 million or $0.02 per common share for the quarter ended March 31, 2018.

For the nine months ended March 31, 2019, the Company had net income of $1.3 million or $0.05 per common share, compared with a net loss of $0.1 million, or $0.01 per common share for the same period in 2018.

Also, on May 15, 2019, the Company amended the maturity date of its $11.4 million Senior Credit Facility with PNC Bank, National Association (“PNC”) from February 19, 2020 to May 15, 2024 and repaid related party debt in an aggregate amount of $2.4 million consisting of Promissory Notes (the “Related Party Debt”) with (i) CD Financial LLC in the amount of $1.7 million and (ii) Vitamin Realty Associates, LLC in the amount of $0.7 million. In addition to the extended maturity date on the Senior Credit Facility with PNC, the installment note with PNC was refinanced in the amount of $3.6 million from an amortized principal balance of $1.2 million, increasing the Senior Credit Facility to $11.6 million. “We are excited to report that we used the proceeds from the refinancing of the Senior Credit Facility to repay the Related Party Debt in the aggregate amount of $2.4 million. We believe that the Senior Credit Facility, and the payoff of Related Party Debt, will continue to provide the working capital and liquidity required to support our business growth in our Contract Manufacturing and Branded Nutraceutical Segments”, said Riva Sheppard, Co-Chief Executive Officer of the Company.

Mrs. Sheppard further stated, “We continue to focus on our core businesses and push forward in maintaining our cost structure in line with our sales and on expanding our customer base to further leverage our manufacturing capabilities beyond our two major customers while continuing to strengthen our contract manufacturing segment”.

“In our branded product segment, we are developing new products which will include branded products for solid dosage and powders manufactured by Manhattan Drug Company and sold using our AgroLabs brand and/or to our customer’s own private label. We believe that by diversifying our branded product offerings to our existing customers we will increase sales and further leverage our fixed manufacturing and selling costs in each of these segments,” stated Christina Kay, Co-Chief Executive Officer of INBP and President of AgroLabs.

A summary of our financial results for the three and nine months ended March 31, 2019 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2019	2018	2019	2018

Total revenue	$14,088	$10,575	$36,393	$31,145
Cost of sales	11,995	9,106	31,750	27,623
Gross profit	2,093	1,469	4,643	3,522
Selling and administrative expenses	856	809	2,513	2,453
Operating income	1,237	660	2,130	1,069
Other expense, net (1)	(171)	(169)	(545)	(811)

Income before income taxes	1,066	491	1,585	258
Federal and state income tax expense, net	143	103	257	397
Net income (loss)	923	388	1,328	(139)
Change in fair value of derivative liability	-	(54)	-	-
Interest expense on Convertible debt-CD Financial, LLC	-	55	-	-
Accretion of Convertible debt-CD Financial, LLC	-	9	-	-
Diluted net income (loss)	$923	$398	$1,328	$(139)

Net income (loss) per common share:
Basic	$0.03	$0.02	$0.05	$(0.01)
Diluted	$0.03	$0.01	$0.05	$(0.01)
Weighted average common shares outstanding:
Basic	29,565,943	21,135,174	28,719,452	21,135,174
Diluted	30,108,725	30,202,371	29,301,977	21,135,174

(1)  Includes change in fair value of derivative liability of ($0), $54, $9 and $121, respectively related to embedded derivative instrument in Convertible debt - CD Financial, LLC, a non cash item.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The risks, uncertainties and assumptions include developments in the market and related products and services and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.